Exhibit 99.1

FOR IMMEDIATE RELEASE

May 3, 2010

Citizens Bancshares Corporation Announces 2010 Dividend Payment

ATLANTA, May 3, 2010 /PRNewswire—FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (CTB), announced today it has declared an annual dividend on common stock of $0.08 per share, payable on May 7, 2010 to shareholders of record as of the close of business on April 15, 2010.

James E. Young, President and Chief Executive Officer of Citizens Bancshares Corporation, stated, “Unlike 63% of the financial institutions in Georgia, the Company was fortunate to have remained profitable for the fiscal year ended December 31, 2009. However, our earnings were less than the previous fiscal period. Therefore, this dividend payout represents a reduction from last year’s annual dividend payment of $0.19 per share.  We recognize the importance of the cash dividend to our shareholders and this decision was made after careful consideration, including the informal expectations of increased capital requirements by the regulatory agencies throughout the industry; necessitated by the continued lack of certainty regarding future economic conditions.  As has been publicly reported, many banks have eliminated or substantially reduced their cash dividend to common shareholders and we are pleased that we can continue to provide this payout to our shareholders in appreciation of their continued support”.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service through its financial centers in metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Citizens Bancshares Corporation common stock is offered over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer

(404) 575-8306

SOURCE: Citizens Bancshares Corporation